CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
World Am, Inc.

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (File Nos. 333-109358 and 333-130882) of our report dated March 20, 2007, appearing in the Annual Report on Form 10-KSB of World Am, Inc. for the year ended December 31, 2006.

/s/ KMJ Corbin & Company, LLP
KMJ Corbin & Company, LLP
Irvine, California April 1, 2007